As filed with the Securities and Exchange Commission on June 4, 1996

                                            Registration No. 33-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    BYRON PREISS MULTIMEDIA COMPANY, INC.
            (Exact name of registrant as specified in its charter)

                   New York                          13-3676574
          (State or other jurisdiction            (I.R.S. Employer
              of Incorporation)                  Identification No.)

                             24 West 25th Street
                           New York, New York 10010
            (Address of Principal Executive Offices and Zip Code)

                    BYRON PREISS MULTIMEDIA COMPANY, INC.
                            1993 STOCK OPTION PLAN
                             (Full Title of Plan)

                                 Byron Preiss
                    President and Chief Executive Officer
                    Byron Preiss Multimedia Company, Inc.
                             24 West 25th Street
                           New York, New York 10010
                                (212) 989-6252
(Name, address and telephone number, including area code, of agent for service)

                               With a copy to:

                              KANE KESSLER, P.C.
                         1350 Avenue of the Americas
                           New York, New York 10019
                                (212) 541-6222
                        Attn: Robert L. Lawrence, Esq.

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement becomes effective.


                           CALCULATION OF REGISTRATION FEE
=======================================================================================
                                                             Proposed
                                             Proposed        maximum
                                             maximum        aggregate      Amount of

Title of Securities      Amount to be     offering price     offering     registration
  to be registered       registered(1)       per share(2)    price(2)         fee
- ---------------------------------------------------------------------------------------
Common Stock, par
value $.001 per share   425,000 shares      $5.536         $2,352,986       $811.38
=======================================================================================

- --------

(1) Byron Preiss Multimedia Company, Inc. 1993 Stock Option Plan (the "Stock Option Plan") authorizes the issuance of a maximum of 425,000 shares of Common Stock. To date, there have been no shares issued pursuant to the Stock Option Plan and approximately 258,140 shares are subject to outstanding options granted under the Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 258,140 outstanding options granted under the Stock Option Plan, which is approximately $4.752 per share and (ii) the average bid and ask prices reported on the NASDAQ Small Cap Market for the Company's Common Stock on May 30, 1996, which was $6.75, relating to approximately 166,860 shares which are issuable under the Stock Option Plan.

                               EXPLANATORY NOTE

      This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock (the "Common Stock") of Byron Preiss Multimedia Company, Inc., a New York corporation (the "Company" or the "Registrant"), pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan"). In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. Shares of the Company's Common Stock covered by this Registration Statement also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Registration Statement. The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of shares of the Common Stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, pursuant to the Stock Option Plan. A Cross Reference Sheet is provided for such Prospectus.

                       BYRON PREISS MULTIMEDIA COMPANY

        Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)


Form S-3 Item Number and Caption                     Location in Prospectus
- --------------------------------                     ----------------------

1.    Forepart of Registration Statement and Outside
      Front Cover of Prospectus....................  Outside Front Cover

2.    Inside Front and Outside Back Cover Pages of   Inside Front and Outside
      Prospectus...................................  Back Cover Page

3.    Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges....................  Risk Factors

4.    Use of Proceeds..............................  Use of Proceeds

5.    Determination of Offering Price                *

6.    Dilution.....................................  *

7.    Selling Security Holders.....................  Selling Stockholders

                                                     Front Cover Page; Plan of
8.    Plan of Distribution.........................  Distribution

9.    Description of Securities to be registered...  *

10.   Interests of Named Experts and Counsel.......  *

11.   Material Changes.............................  *

12.   Incorporation of Certain Information           Incorporation of
      by Reference.................................  Documents by Reference

13.   Disclosure of Commission Position of
      Indemnification for Securities Act
      Liabilities..................................  *
- -----------------
*     Not applicable or answer is in the negative.

                                  PROSPECTUS

                    BYRON PREISS MULTIMEDIA COMPANY, INC.

                        425,000 SHARES OF COMMON STOCK

                         (par value $0.001 per share)

      This Prospectus may be used by certain persons (the "Selling Shareholders") who may be deemed to be affiliates of Byron Preiss Multimedia Company, Inc., a New York corporation (the "Company"), to sell a maximum of 425,000 shares of the Company's Common Stock, $0.001 par value per share (the "Shares"), which will be purchased or acquired by the Selling Shareholders pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan").

      All or a portion of the Shares offered hereby may be offered for sale, from time to time, on NASDAQ, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Shareholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." The Company will receive none of the proceeds of this offering, although the Company will receive cash upon the sale of stock to the Selling Shareholders under the Stock Option Plan. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by the Company.

      See "Risk Factors" on page 8 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

      The Company's Common Stock is listed on the NASDAQ Small Cap Market. On May 30, 1996, the closing bid price of the Company's Common Stock on the NASDAQ Small Cap Market was $6.50 per share.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 4, 1996

      No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the specific registered securities to which it relates or an offer or solicitation with respect to those securities in any jurisdiction to any person to whom is unlawful to make such offer or solicitation in such jurisdiction.




                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission's New York regional offices, located at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, similar information can be inspected at the National Associates of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      This Prospectus omits certain of the information contained in the Registration Statement of which this Prospectus is a part (the "Registration Statement"), covering the Common Stock, which pursuant to the Securities Act is on file with the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement. The Registration Statement and the Exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

            1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended;

            2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

            3. The Company's Proxy Statement dated April 26, 1996 relating to the Annual Meeting of Shareholders to be held on June 12, 1996;

            4. The Company's Post-Effective Amendment No. 1 to Registration
               Statement on Form SB-2, as, filed with the Commission on May 10, 1996 (Reg. No 33-74990-NY) (the "Registration Statement");

            5. The description of the Company's Common Stock contained in the
               Company's Registration Statement; and

            6. Description of the Company's Common Stock contained in the
               Company's Registration Statement on Form 8-A filed with the Commission on or about May 6, 1994 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to Attention: James Dellomo, Secretary, Byron Preiss Multimedia Company, Inc., 24 West 25th Street, New York, New York 10010, telephone (212) 989-6252.

                                 THE COMPANY

      Byron Preiss Multimedia Company, Inc., a New York corporation (the "Company"), was incorporated in July 1992, among other things, to develop, publish and distribute interactive multimedia software on CD-ROM (Compact Disc-Read Only Memory) and in other multimedia formats for on-line delivery and in such other non CD-ROM formats as the Company deems commercially viable. The Company's primary strategy is to endeavor to develop top-quality software and other content in on-line or broadcast forms, based on licenses of existing or new media products or talents in specific areas with consumer, educational, entertainment or professional appeal and recognition. As part of the Company's primary strategy, the Company aims to develop the appropriate level of market awareness, appeal and recognition of its multimedia electronic formats by, among other things, creating content which is primarily intended to be introduced into electronic format. To facilitate this process, the Company may create such content through print format. The titles are designed to have long product life cycles and global market appeal and are aimed to attract consumers, schools, libraries and small businesses. The Company's products are intended to be distinctive for their creative editorial content, graphics and audio and video material in an interactive setting. The Company develops and publishes its software on CD-ROM for use with personal computers including, Windows compatible and Apple Macintosh PCs, and will publish in other multimedia formats and for on-line delivery, as and if these formats gain widespread market acceptance, and in non-CD-ROM forms, such as audio and books, as the Company deems commercially viable.

      The Company, through its wholly-owned subsidiary Byron Preiss Multimedia On-Line Services, Inc., a Delaware corporation, has launched an on-line service, Virtual Comics, primarily on the World Wide Web and also under an independent content provider agreement with the Microsoft Network. The Company is in the process of developing an election campaign simulation game for use on Decision '96 a new interactive on-line service. Decision '96, which is being produced by NBC News and Microsoft Corporation, is expected to deliver updated news and information surrounding the candidates, issues and political elections of 1996. In addition, the Company also independently provides a World Wide Web based on-line service, The Virtual Toy Shoppe(Trademark), which allows users to browse a multimedia toy shop, select three-dimensional toys, and download the toys for play.

      The Company's first product, Isaac Asimov's The Ultimate Robot(Registered) was released by the Company in November 1993 and received a prestigious Invision Award. The Company's next CD-ROM products, which were released during 1994, were: the Seinfeld Screensaver & Planner; the R. Crumb Screensaver and Companion; The Multimedia Cartoon Studio; The Essential Frankenstein: The Multimedia Experience; Trouble Is My Business: The Raymond Chandler Library; The World of Totty Pig; Gahan Wilson's The Ultimate Haunted House; The Ultimate Frank Lloyd Wright: America's Architect; and Kurt Vonneguts's - Slaughterhouse Five. During 1995, the Company released approximately fifteen (15) titles, including but not limited to, The Melrose Place Companion; Beverly Hills 90210; The Frasier Companion; The Baywatch Companion; Hard Hat; Ray Bradbury's The Martian Chronicles; American Heritage History of the Civil War; Exploring the

Planets; Robot City; "Not Now!" Said the Cow; Baby Rom; The Ultimate Einstein; Will Eisner's The Spirit; Seinfeld 95 and John Steinbeck - Of Mice and Men.

The Company is developing approximately sixteen (16) titles, which it currently anticipates releasing during 1996, including, Scientific American Library Quarks to the Cosmos; Timetables of Technology; Scientific American Library's The Doors of the Mind; The Way Baseball Works; Total Television; His Name Was Lincoln; American Heritage History of the United States for Young People; The Twelve Circus Rings; My Cool Diner; Inside/Outside World Tour Game; Spider-Man; Private Eye Game; Westworld 2000; Forbes business simulation game; The Pearl and The Red Pony and The Grapes of Wrath. All of the foregoing 1996 titles are in various stages of development, with the majority of which being anticipated for release during the fourth quarter of 1996. Pursuant to certain agreements the Company has entered into with Marvel Entertainment Group, Inc., the Company has co-published books including Spider-Man; The Venom Factor; The Ultimate Spider-Man; Iron Man: The Armor Trap; Spider-Man Carnage In New York; The Incredible Hulk: What Savage Beast; and Fantastic Four: To Free Atlantis. In 1996, the Company anticipates releasing the following books pursuant to agreements with Marvel: Stan Lee's Riftworld: Odyssey; Daredevil: Predator's Smile; X-Men: Mutant Empire Book 1 Siege; Spider-Man & The Incredible Hulk:
Rampage; Spider-Man: Goblin's Revenge; Spider-Man: The Octopus Agenda; The Ultimate Super-Villains; The Ultimate X-Men; X-Men: Mutant Empire Book 2:
Sanctuary; and Iron Man: Operation A.I.M.

      Byron Preiss, the founder, Chief Executive Officer, President and a principal shareholder of the Company, is also president, chief executive officer and principal shareholder of Byron Preiss Visual Publications, Inc. ("BPVP") and certain other publishing entities. BPVP, over its 19-year existence, has produced numerous books for major publishers, including Bantam Doubleday, Dell, Simon & Schuster and Random House. Mr. Preiss' experience as a book publisher includes bringing writers, artists and scientific experts together to produce such books as The Universe (Bantam) and The Secret World of Pandas (Abrams), and in preparing illustrated publications such as Paul Simon's At the Zoo and Isaac Asimov's Robot Dreams (Berkeley). Mr. Preiss has also developed various audio, video and software products for companies such as Spinnaker Software and Best Film and Video. Pursuant to Mr. Preiss' Employment Agreement with the Company, Mr. Preiss will devote, on average, approximately seventy (70%) percent of his working time to the Company.

      The Company's principal executive offices are located at 24 West 25th Street, New York, New York, 10010. Its telephone number is (212) 989-6252.

                                 RISK FACTORS

The shares of Common Stock being offered hereby involve a high degree of risk and Prospective purchasers of Common Stock offered hereby should carefully consider the following specific factors as well as other information contained in this Prospectus prior to making an investment decision.

Recent Losses. The Company has experienced losses since its inception in July 1992; and the Company's operations to date have been funded primarily by the proceeds of its initial public offering in 1994 (the "IPO"), loans from shareholders, which have been repaid, advance royalties and development fees from a co-publisher, funds received as a result of the stock purchase in March

1995 by Viacom International Inc. of a 20% interest in the Company and to a lesser degree from the sale of the Company's products. The Company's operating loss for the year ended December 31, 1995 was $1,541,884. The Company anticipates incurring additional losses unless and until such time as the Company can successfully and profitably develop, produce and distribute a broad line of
                                      8
product services. At December 31, 1995, the Company had a retained deficit of $2,729,238. The Company remains in its early stages and is subject to the risks inherent in such a business enterprise. To date, the Company's activities have consisted of development of business plans, negotiations for acquisitions of rights to properties, development of software on CD-ROMs and other multimedia formats, development of content in on-line or broadcast forms, based on licenses of existing or new media products and development of distribution methods for the Company's products. The Company's future success will depend upon increased revenue from the development and marketing of its current and future products. The development of multimedia products is difficult, expensive and time consuming, requiring the coordinated participation of various technical and marketing personnel and independent third party suppliers and the ability to develop an attractive error-free product. In addition, costs as a percentage of revenues, increased during 1995 fiscal year to 70% up from 60% for the 1994 fiscal year, as a result of higher development costs for certain CD-ROM titles as well as a greater number of CD-ROM titles being shipped. Furthermore, there has been a general decline in both wholesale and retail selling prices of CD-ROM titles without a corresponding reduction in costs of development of CD-ROM titles. The Company believes that cost of revenues as a percentage of revenues should improve as the Company continues to sell its backlist of titles in future years at a time when all development costs relating to said titles have already been included in cost of revenues. However, there is no assurance that costs will decrease or even remain the same as a percentage of revenues. Furthermore, the development process often encounters unanticipated delays and expenses, extending projected time schedules and increasing estimated expenses. The likelihood of the success of the Company's business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with operation of a business and development of new technologies. Other factors affecting the Company's future success include, but are not limited to, intense competition, the need to develop customer support capabilities, dependence on distribution of its products by third parties, the ability of the Company to overcome problems and delays in product development, market acceptance, sales and marketing and potential returns of a material amount of the Company's products.

      New Products; Rapid Technological Change; Short Product Life Cycles and Market Acceptance. The market for educational and entertainment software products is subject to frequent and rapid changes in technology and consumer preferences. As a result, the Company's development, growth and future financial performance will depend upon its ability to develop and introduce new products and enhance existing products in order to accommodate the latest technological advances and consumer requirements. There can be no assurance that the Company will be able to develop successful products or achieve market acceptance, that, if accepted, such acceptance will be sustained for a period long enough to recoup costs or realize profits or that other software or hardware vendors will not develop and market products which render obsolete or less competitive the Company's products under development. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products and will be required to engage in the constant development and market introduction of new software products and improvements to existing products. Moreover, legal and other costs incurred in connection with content license acquisitions and the amount of time such acquisitions consume may adversely affect the profitability of a title. In addition, the Company develops and publishes its software on CD- ROM for use with personal computers including, Windows compatible and Apple Macintosh PCs, and will publish in other multimedia formats and for on-line delivery, as and if these formats gain widespread market acceptance, and in non-CD-ROM forms, such as audio CDs and books, as the Company deems commercially viable. There can be no assurance that the Company will be able to successfully translate software from one format to another in a commercially practical manner.

      The Company, through its wholly-owned subsidiary Byron Preiss Multimedia On-Line Services, Inc., a Delaware corporation, has launched an on-line service, Virtual Comics, primarily on the World Wide Web and also under an independent content provider agreement with the Microsoft Network. The Company is in the process of developing an election campaign simulation game for use on Decision '96 a new interactive on-line service. Decision '96, which is being produced by NBC News and Microsoft Corporation, is expected to deliver updated news and information surrounding the candidates, issues and political elections of 1996. In addition, the Company also independently provides a World Wide Web based on-line service, The Virtual Toy Shoppe(Trademark), which allows users to browse a multimedia toy shop, select three-dimensional toys, and download the toys for play. There is no assurance that the Company will be able to develop successful on-line services or if successful, realize profits from its efforts.

      Future Capital Needs. At this time, the Company believes its existing cash, cash equivalents and marketable securities and anticipated cash flow from operations will be adequate to meet the Company's cash requirements for fiscal 1996. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its research and development programs, the adverse impact of competing technological and market developments and the Company's ability to market its products successfully. To the extent that the funds generated by the Company are insufficient to fund the Company's activities, it may be necessary to raise additional funds through equity or debt financing. There can be no assurance that such financing will be available or available on terms acceptable to the Company, and any future equity financings could result in dilution to the Company's then existing shareholders. If adequate funds are not available, the Company may be required to significantly curtail its activities.

      Dependence Upon Key Personnel; Small Workforce. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees, especially Mr. Byron Preiss, the Company's President and Chief Executive Officer, could have a material adverse effect on the business of the Company. Mr. Preiss, having other business interests, has agreed in his Employment Agreement with the Company, that he will devote, on average approximately seventy percent of his working time to the Company. The Company has obtained two key-man life insurance policies aggregating approximately $2,950,000 to insure the life of Mr. Preiss, of which the Company is the beneficiary. The Company's development, growth and profitability will be dependent upon the services of Mr. Preiss as well as the Company's ability to attract and retain other skilled technical, managerial and marketing personnel. The multimedia industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. An inability to attract, retain and motivate personnel required for the development, maintenance and expansion of the Company would have an adverse effect on its business. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

      The Company, which currently has approximately 57 full-time and 2 part-time employees, is dependent upon the continuing services of freelance software developers, consultants, programmers and product designers who comprise the teams which develop products under Company supervision. A portion of the proceeds from the exercise of Warrants may be applied to maintain and increase the number of salaried employees and to retain freelance software developers.

      Control By Certain Shareholders. Mr. Byron Preiss, who owns approximately 24% of the outstanding Common Stock, Viacom International Inc., which owns approximately 20% of the outstanding Common Stock, and certain former partners of the Berman CD-ROM Partnership, L.P., who own in the aggregate approximately 19% of the outstanding Common Stock, own in the aggregate approximately 63% of the outstanding Common Stock, without taking into effect any options or warrants to purchase shares of Common Stock. Therefore, the foregoing shareholders are able to control the election of all of the members of the Company's board of directors and otherwise exercise control over the business, policies and affairs of the Company. The Company's Restated Certificate of Incorporation, as amended, does not provide for cumulative voting rights with respect to the election of directors.

      Software Technology; Lack of Patent Protection and Clearance of Rights; Trademarks. The Company's future success will be heavily dependent upon its software technology; and the Company will rely on a combination of contractual rights, trademarks, trade secrets and copyright laws to establish or protect its technology in the countries where it will conduct business. The Company will not possess any patent or other registered intellectual property rights with respect to its software technology, other than copyrights with respect to the overall content of its completed titles. There can be no assurance that the steps taken by the Company to protect its rights will be adequate to deter misappropriation. Furthermore, there can be no assurance that claims relating to the Company's alleged infringement on the intellectual property of others will not be asserted against the Company. Copyright and other proprietary rights to the use of CD-ROM material and material licensed for use on CD-ROM is a relatively new area and there is the possibility of legal challenges in respect of all such rights. Moreover, as is the case in the music recording industry, CD-ROM software is capable of being reproduced by unauthorized persons. Any such unauthorized reproduction might be difficult to police and could detrimentally affect the Company. Further, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's. As the number of interactive software products in the market increases and the functionality of these products further overlaps, the Company believes that interactive software may increasingly become the subject of claims that such software infringes the copyrights or patents of others. Any such claims, with or without merit, can be time consuming and difficult and expensive to defend. In addition, the laws of some foreign countries do not protect proprietary rights in products and technology to the same extent as do the laws of the United States.

      In addition, practically all of the content (text, excerpts, artwork, film, photographs, plot, concepts, music, talent, programming and software) of the Company's products will be used by the Company pursuant to rights obtained in licensing agreements from others or under contracts with creative talent including programmers, some of whom will be employees of the Company and others who will be third party suppliers. The Company will, therefore, necessarily be dependent upon the validity of its licensors' rights and the agreement and financial capability of each licensor to indemnify the Company against any claims, litigation and eventual damages from any such claims. This exposure is increased by reason of the fact that each of the Company's products is expected to include materials based upon rights obtained from a variety of different licensors.

      The Company currently owns federal trademarks which are ARTS AND COMMERCE(Registered), CRAYON MULTIMEDIA(Registered), THE ULTIMATE ROBOT(Registered), and DIGITAL BAUHAUS(Registered). In addition, the Company has approximately thirteen (13) active trademark applications pending, including BABY ROM(Trademark), HARD HAT(Trademark), 21ST CENTURY CLASSICS(Trademark) and BROOKLYN MULTIMEDIA(Trademark). There can be no assurance that the Company will be granted registrations on any or all of such trademarks. The failure to obtain a trademark registration may require the Company to select an alternative trademark for that product or imprint, as the case may be.

      Although the Company implements protective measures, by primarily filing copyright and trademark applications when deemed appropriate, in order to defend its material proprietary rights, there can be no assurance that such efforts will be successful. The failure and ability of the Company to effectively protect its proprietary information could have an adverse effect on the Company's business.

      Lack of Independent Distribution Capability and Other Distribution Risks. The Company has limited experience in the distribution of CD-ROM products, and is currently relying on a title by title basis on the distribution capabilities of third parties, including WEA Visual Entertainment, Simon and Schuster Interactive and the use of other third party distributors. There can be no assurance that the Company will be successful in any of its future distribution activities. See "BUSINESS -- Marketing and Distribution."

      Commencing in May, 1995, although the Company's contractual relationship remained with Time Warner Interactive Group ("TWIG"), TWIG delegated the distribution that TWIG was required to perform responsibilities under the Time Warner Agreement to Warner Electra Atlantic computer software sales force, which is WEA Visual Entertainment ("WEA"). Thereafter, TWIG merged with and into Inscape On-line Multimedia, an affiliate of Time Warner, apparently reduced its marketing department and subsequently notified the Company that it intends to terminate the Time Warner Agreement on June 17, 1996 in accordance with the terms of the Time Warner Agreement. However, the Company has been verbally presented with the opportunity to continue a distribution relationship directly with WEA, upon terms which have, to date, yet to be negotiated. At this time, it is unlikely that the Company will continue a distribution relationship with WEA.

      During 1995, Simon & Schuster Interactive Distribution Services ("S&S" Distribution"), a division of Simon & Schuster, Inc., distributed three (3) of the Company's titles without a formal agreement. With a view towards enhancing the distribution activities of the Company by, among other things, expanding the Company's market penetration, the Company entered into a Distribution Services Agreement (the "S&S Distribution Agreement"), dated as of January 1, 1996 with S&S Distribution pursuant to which the Company granted to S&S Distribution certain rights to market and distribute titles, and to provide inventory, warehousing and fulfillment services for the titles. The S&S Distribution Agreement initially identified six (6) titles which shall be distributed by S&S Distribution, including The Frasier Companion; The Baywatch Companion with Screensaver; The Ultimate Einstein; The Sci-Fi Channel Trivia Game; My Cool Diner; and Westworld. In addition, the Company agreed to grant S&S Distribution the right to distribute any and all titles that the Company develops, publishes or for which the Company gains distribution rights throughout the term of the S&S Distribution Agreement, with permitted exceptions. There can be no assurance that S&S Distribution will be successful in promoting and selling the Company's titles.

      In June 1995, the Microsoft Agreement (as hereinafter defined) was further amended whereby the Company regained the rights to publish and distribute three titles, Ray Bradbury's The Martian Chronicles, Exploring the Planets and Raymond Chandler's Philip Marlowe: The Little Sister. Microsoft continues to distribute and support three titles of the Company, which are Isaac Asimov's The Ultimate Robot; Gahan Wilson's The Ultimate Haunted House and The Ultimate Frank Lloyd
Wright: America's Architect. The three titles that the Company regained the rights to publish and distribute, which are Ray Bradbury's The Martian Chronicles, Exploring the Planets and Raymond Chandler's Philip Marlowe: The Little Sister, are now distributed or, in the case of The Little Sister, will be distributed by S&S Distribution pursuant to the S&S Distribution Agreement.

      If the Company were to lose all or a significant portion of the revenue attributable to its principal distributors, or if its principal distributors were to lose sales of the Company's products to their principal accounts, the loss could have a material adverse effect on the Company's operating results. The distribution channels through which consumer software products are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and the emergence of new channels for distribution of consumer products such as mass merchandisers. In addition, there is an increasing number of companies competing for access to those channels. Intense competition exists for recognition from large volume wholesalers and for retail shelf space in the consumer software industry. A number of factors, including discounts to wholesalers, customer service, marketing and promotional efforts and purchase of shelf space, affect access to wholesalers and retailers. The Company believes that its success will also be dependent on penetrating distribution channels, including schools, libraries, bookstores and mass merchants. There can be no assurance that the Company will be able to distribute its titles successfully or compete for such limited shelf space with other companies, many of whom are better financed and have superior marketing power than that of the Company.

      Seasonality and Product Development Schedule. The entertainment software industry is highly seasonal. Product demand typically peaks during the holiday season. The Company believes that poor sales performance by retailers during a holiday season may negatively impact on the sales of the Company's titles. Timely releases to meet demand are crucial to success, and delays will result in lost sales during peak times. Other factors that may lead to quarterly fluctuations include delays in market acceptance of new products, timing of orders by distributors and dealers, and direct-mail and other marketing expenditures. Delays are prevalent in the business of software production. Schedule overruns have short and long term effects. In the short term they drive development costs up; in the long run they delay product shipment, could impair the Company's credibility in the market place materially adversely effecting the ability of the Company to obtain shelf space among key retailers and distributors and possibly result in lower sales and margins. Similarly, cost overruns can slow down the release of a product, inflate its sales price and diminish its commercial appeal and profitability. The release dates for certain of the Company's products are also dependent upon the timely completion of the development work contracted to third parties over which the Company has only limited control and the completion of acceptance procedures set forth in certain of the Company's content license and joint venture agreements. Any delays in planned delivery or release dates will correspondingly delay the Company's receipt and recognition of revenues. In addition, the failure by the Company to release certain licensed titles by contractually stipulated dates could result in the termination of many of the content licenses granted to the Company as well as certain joint venture agreements.

There can be no assurance that the Company will be successful in meeting such contractually stipulated dates or obtaining a waiver therefrom.

      Conflicts of Interest. The business of the Company has been and will in the near term continue to be subject to certain potential conflicts of interest with respect to the licensing of rights from Byron Preiss Visual Publications, Inc. ("BPVP") and its affiliates, the payment of continuing fees and royalties to BPVP, the acquisition of properties and allocation of executive time. In addition, the Company has entered into certain agreements with Simon & Schuster Interactive ("S&S"), a division of Simon & Schuster, Inc., which is an affiliate of Viacom International Inc. who owns approximately 20% of the outstanding Common Stock of the Company. Furthermore, the Board of Directors of the Company includes one director nominated by Viacom International Inc.

      Competition. The market for entertainment, educational and desktop publishing software products is extremely competitive and the Company expects competition to increase. The Company faces competition principally in the areas of financial resources, technical know-how, access to rights of popular authors and organizations, attractiveness and efficacy of products, marketing and distribution. It can be expected that there will be thousands of products on the market during the next several years. Many of the Company's current and prospective competitors have significantly greater market recognition and greater financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products or technologies, such as "on-line" services may render the Company's titles or proposed titles obsolete or less competitive.

      Possible Delisting of Securities on the NASDAQ System and the Boston Stock Exchange; Penny Stock Registration. The Company's Common Stock and Warrants are also listed on the Boston Stock Exchange ("BSE") and on the NASDAQ Small Cap Market. Under the applicable rules for continual listings on the NASDAQ Small Cap Market, a company must maintain at least $2,000,000 in total assets, at least $1,000,000 in stockholders' equity and a minimum bid price of $1.00 per share. If the Company experiences losses it may be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from the NASDAQ Small Cap Market and the BSE. Trading, if any, in the listed securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were delisted, they would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of investors to sell their securities in the secondary market.

      The Securities and Exchange Commission (the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,0000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company's securities are not presently subject to penny stock rules. If the Company's securities become subject to the penny stock rules, investors may find it more difficult to sell their securities.

      Volatility of Market Price for Common Stock and Warrants. While the Company's Common Stock and Warrants have been listed on the NASDAQ Small Cap Market since May of 1994, trading in the Company's Common Stock and Warrants have been characterized by a high degree of volatility. The market price of the Common Stock and Warrants are subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years, particularly with respect to companies in the technology and computer related industries, that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock and Warrants. In addition, trading in the Company's Common Stock and Warrants, to date, have been dominated by a related small number of firms which make a market in such securities. To the extent that the market continues to be dominated by such market makers, the market in the Company's Common Stock and Warrants may continue to experience a high degree of volatility. Such degree of volatility and market dominance may adversely affect the price and liquidity of the Company's securities in the future.

      Substantial Options and Warrants Reserved; Underwriter's Warrant. Under

the 1993 Plan, as amended, the Company may issue options to purchase up to 425,000 shares of Common Stock to employees, officers, directors, and consultants, of which options to purchase 258,140 shares of Common Stock are outstanding and are exercisable at prices between $2.18 and $7.50 as of May 3, 1996. It is anticipated that at the Company's 1996 Annual Meeting of Shareholders, the Shareholders will be asked to consider and act upon a proposal to amend the 1993 Plan to increase by 100,000 shares the total number of shares of the Company's Common Stock that may be awarded under the 1993 Plan. The Company has also granted options to purchase 22,000 shares of Common Stock outside of the 1993 Plan. The Company has sold to the Underwriters in connection with the IPO, the Underwriter's Warrant to purchase up to 52,500 Units consisting of (i) 105,000 shares of Common Stock issuable upon exercise of such Units, (ii) 105,000 redeemable common stock purchase warrants issuable upon exercise of such Units and (ii) 105,000 shares of Common Stock underlying the redeemable common stock purchase warrants included in the Units. The securities underlying the Underwriter's Warrant are being included for resale by the Selling Securityholders under this prospectus. In connection with the Viacom Purchase Agreement (hereinafter defined) the Company issued to Viacom International Inc. (collectively, the "Viacom Warrants") (i) warrants to purchase 315,000 shares of the Company's Common Stock at an exercise price of $7.00 per share and (ii) an additional warrant (the "Additional Warrant") to purchase up to an aggregate of a number of shares of Common Stock (the "Additional Warrant Shares") equal to, at any time, 20% of the shares of Common Stock issuable upon the exercise of stock options (x) granted pursuant to the 1993 Plan, as such plan may be amended from time to time and (y) granted to employees not pursuant to any stock option plan, at an exercise price of $7.00 per share of Common Stock. The existence of the Warrants, the Underwriter's Warrant, the Viacom Warrants and the options that have been or may be issued under the 1993 Plan or otherwise may prove to be a hindrance to future financing efforts by the Company. Further, the holders of such options and warrants may be able to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Furthermore, sales of substantial amounts of shares underlying the aforesaid warrants and options could adversely affect prevailing market prices for the Common Stock and the exercise of any such options or warrants may dilute the net tangible book value of the Common Stock.

      Possible Issuance of Preferred Stock; Anti-Takeover Provisions. The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding, and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium upon a sale of their shares of

Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, which could have the effect of delaying or preventing a change of control of the Company and may adversely affect the rights of holders of Common Stock and Warrants.

      Immediate Substantial Dilution and Disproportionate Risk of Loss. Dilution to public investors may result to the extent that the Warrants, the Underwriter's Warrant, the Viacom Warrants and/or outstanding stock options are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of the Underwriter's Warrant, the Viacom Warrants and the outstanding options, as the case may be.

      Potential Sales Pursuant to Rule 144. As of the date hereof, there were approximately 3 million shares (the "Restricted Shares") of Common Stock issued and outstanding, which are

"restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Such shares are eligible for sale, subject to the volume limitations and other conditions imposed by Rule 144 but without the requirement of any further holding period. Ordinarily, under Rule 144, a person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Approximately 2 million of the Restricted Shares are eligible for resale under Rule 144 and approximately 1 million shares of the Restricted Shares will be eligible for resale under Rule 144 in March 1997. Future sales of such shares and sales of shares purchased by holders of options or warrants could have an adverse effect on the market price of the Common Stock and Warrants.

      No Anticipated Dividends. The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to retain any earnings to finance the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors, and will depend upon the earnings, capital requirements and financial position of the Company, plans for expansion, general economic conditions and other pertinent factors. In addition, under the terms of the Viacom Purchase Agreement, the Company may not pay any cash dividends to its shareholders without Viacom's prior written consent.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                   SELLING STOCKHOLDERS

      The Shares of Common Stock covered by this Prospectus will be offered by an undetermined number of officers and directors of the Company who are deemed affiliates of the Company and who have or may acquire Shares under the Company's Stock Option Plan. The names of the Selling Shareholders currently known and the amount of Shares that they will offer for sale, are set forth below. The names of additional selling shareholders and the amount of Shares to be offered by sale by such additional Selling Shareholders, will be added by a Post-Effective Amendment to this Prospectus. There is no assurance that any of such Selling Shareholders will offer for sale or sell any or all of the Company's Common Stock offered by them pursuant to this Prospectus.

                                                                                  Percentage
                                                                                      of
                                       Number of                     Number of      Common
                                         Shares                      Shares to   Stock to be
                                      Owned Prior      Number of     be Owned       Owned
Name of Seller                           to the      Shares to be    After the    After the
                                        Offering        Offered     Offering(1)  Offering(1)
                                        --------        -------     ----------   ----------
James Dellomo                          45,000(2)       45,000(2)        -0-           *
(Chief Financial Officer and
 Director)

Matthew Shapiro                        10,000(3)       10,000(3)        -0-           *
  (Director)

Marvin Sharfstein                      10,000(4)       10,000(4)        -0-           *
   (Director)

- --------------
(1) Assuming that all of the Shares offered or to be offered hereunder are sold.

(2) Includes (i) options to purchase 25,000 Shares granted to Mr. Dellomo pursuant to the Stock Option Plan, of which one-third of such options are immediately exercisable, one-third are exercisable on July 16, 1996 and one-third are exercisable on July 16, 1997 at an exercise price of $5.50 per share, (ii) options to purchase 10,000 Shares granted to Mr. Dellomo pursuant to the Stock Option Plan, of which one-third of such options are immediately exercisable, one-third are exercisable on December 6, 1996 and one-third are exercisable on December 6, 1997 at an exercise price of $5.125 per share and (iii) options to purchase 10,000 Shares granted to Mr. Dellomo pursuant to the Stock Option Plan, of which one-third of such options are exercisable on August 16, 1996, one-third are exercisable on August 16, 1997 and one-third are exercisable on August 16, 1998 at an exercise price of $6.00 per share.


(3) Includes (i) options to purchase 5,000 Shares granted to Mr. Shapiro pursuant to the Stock Option Plan, of which one-third of such options are immediately exercisable, one-third are exercisable on July 20, 1996 and one-third are exercisable on July 20, 1997 at an exercise price of $5.00 per share and (ii) options to purchase 5,000 Shares granted to Mr. Shapiro pursuant to the Stock Option Plan, of which one-third of such options are immediately exercisable, one-third are exercisable on December 6, 1996 and one-third are exercisable on December 6, 1997 at an exercise price of $5.125 per share.

(4) Includes options to purchase 10,000 Shares granted to Mr. Sharfstein pursuant to the Company's Stock Option Plan, of which one-third of such options are immediately exercisable, one-third are exercisable on December 6, 1996 and one-third are exercisable on December 6, 1997 at an exercise price of $5.125 per share.

*     Less than 1%

                             PLAN OF DISTRIBUTION

      The Selling Shareholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.


      In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                   EXPENSES

      All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by the Company. It is estimated that the total amount of such expenses will not exceed $15,000.

                               USE OF PROCEEDS

      The Company will receive no proceeds from the sale of the Shares of Common Stock by the Selling Shareholders, but will receive funds from the sale of stock to the Selling Shareholders, which funds will be used by the Company for working capital.

                                   LEGALITY


      Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.

                                   EXPERTS

      The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and to which reference is hereby made.

                              TABLE OF CONTENTS

                                                                            Page


AVAILABLE INFORMATION......................................................  5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  6

THE COMPANY................................................................  7

RISK FACTORS...............................................................  8

SELLING STOCKHOLDERS....................................................... 18

PLAN OF DISTRIBUTION....................................................... 19

EXPENSES................................................................... 19

USE OF PROCEEDS............................................................ 20

LEGALITY................................................................... 20

EXPERTS.................................................................... 20

      No dealer, salesman or other person has been authorized to given any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                                   PART II

Item 3. Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated as of their respective dates in this Registration Statement by reference:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended;

         2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

         3. The Company's Proxy Statement dated April 26, 1996 relating to the Annual Meeting of Shareholders to be held on June 12, 1996;

         4. The Company's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, as, filed with the Commission on May 10, 1996 (Reg. No 33-74990-NY) (the "Registration Statement");

         5. The description of the Company's Common Stock contained in the Company's Registration Statement; and

         6. Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on or about May 6, 1994 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law, including without limitation to a greater extent than provided in Sections 721 through 726 of the New York Business Corporation Law (the "BCL"), as the same may be amended and supplemented, or any successor provisions thereto.

         The Company's Amended and Restated By-laws generally provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

         In addition, the Company and certain other persons may be entitled pursuant to the Underwriting Agreement to indemnification by the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company's Restated Certificate of Incorporation, as amended, provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the BCL as the same may be amended and supplemented, or any successor provision thereto. Section 402(b) of the BCL enables a corporation in its Certificate of Incorporation to set forth a provision eliminating or limiting the personal liability of Directors to the Corporation or its Shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (i) the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involve intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts of violated Section 719, or (ii) liability of any director for any act or admission prior to the adoption of a provision authorized by said paragraph.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Number                           Description
- ------                           -----------

3.1        Restated Certificate of Incorporation and Amendment thereto*

3.2        Amended and Restated By-Laws*

4.1        Specimen Common Stock Certificate*

4.2        The 1993 Stock Option Plan, as amended.**

5.1        Opinion of Kane Kessler, P.C.**

24.1       Consent of Kane Kessler, P.C. (included in Exhibit 5.1)**

24.2       Consent of Arthur Andersen LLP**

25.1       Power of Attorney (included in the signature page hereto)

- ----------
   * Incorporated by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 11, 1994 (No. 33-74990-NY).

  **  Filed herewith.

Item 9. Undertakings.

           A.  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of June, 1996.

                              BYRON PREISS MULTIMEDIA COMPANY, INC.

                              By: /s/ Byron Preiss
                                  ---------------------------------------------
                                  Name: Byron Preiss,
                                  Title: President and Chief Executive Officer

      We, the undersigned officers and directors of Byron Preiss Multimedia Company, Inc., and each of us, do hereby constitute and appoint Byron Preiss and James Dellomo, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors or officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                 Date
- ---------                     -----                                 ----

/s/Byron Preiss            Chief Executive Officer               June 3, 1996
- ------------------------   and President
Byron Preiss               (Principal Executive Officer)



/s/James Dellomo           Chief Financial Officer               June 3, 1996
- ------------------------   (Principal Financial and
James Dellomo              Accounting Officer),
                           Secretary and Director



/s/Marvin Scharfstein      Director                              June 3, 1996
- ------------------------
Marvin Scharfstein


/s/Jack Romanos            Director                              June 3, 1996
- ------------------------
Jack Romanos


/s/Matthew Shapiro         Director                              June 3, 1996
- ------------------------
Matthew Shapiro


/s/Roger Cooper            Director                              June 3, 1996
- ------------------------
Roger Cooper

                                EXHIBIT INDEX

The following documents heretofore filed by the Company with the Commission are hereby incorporated by reference:

Number     Description
- ------     -----------
3.1        Restated Certificate of Incorporation and Amendment thereto*

3.2        Amended and Restated By-Laws *

4.1        Specimen Common Stock Certificate*


The following documents are filed herewith:                               Page
                                                                           No.
                                                                           ---
4.2        The 1993 Stock Option Plan, as amended.**

5.1        Opinion of Kane Kessler, P.C.**

24.1       Consent of Kane Kessler, P.C. (included in Exhibit 5.1)**

24.2       Consent of Arthur Andersen LLP**

25.1       Power of Attorney (included in the signature page hereto)

- ----------
   * Incorporated by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 11, 1994 (No. 33-74990-NY).

  **  Filed herewith.